Exhibit 99.1
Noranda Reports Fourth Quarter 2012 Results
Fourth Quarter 2012 Highlights

•	Average realized Midwest transaction price per pound shipped was $1.01, compared to $1.04 in fourth quarter 2011

•	Net cash cost was $0.82 per pound, compared to $0.83 per pound in fourth quarter 2011

•	Diluted EPS was $0.06, compared to $0.36 in fourth quarter 2011; excluding special items, diluted EPS was a loss of $0.12, compared to income of $0.01 in fourth quarter 2011

•	Total segment profit was $30.9 million, compared to $31.1 million in fourth quarter 2011

•	Operating activities provided $33.3 million of cash flow, compared to $30.3 million in fourth quarter 2011
Full-Year 2012 Highlights

•	Average realized Midwest transaction price per pound shipped was $1.01, compared to $1.17 in 2011

•	Net cash cost was $0.81 per pound, compared to net cash cost of $0.75 per pound in 2011

•	Diluted EPS was $0.72, compared to $2.06 in 2011; excluding special items, diluted EPS was $0.02, compared to $1.05 in 2011

•	Total segment profit was $134.7 million, compared to $261.9 million in 2011

•	Operating activities generated $18.9 million of cash flow, compared to $140.6 million in 2011

•	Cash and cash equivalents totaled $36.1 million and total liquidity was $154.7 million at December 31, 2012
Franklin, Tennessee – February 20, 2013 – Noranda Aluminum Holding Corporation (NYSE: NOR) today reported results for fourth quarter and full-year 2012.
"Our fourth quarter results reflect continued stable demand with somewhat improved LME aluminum prices,” said Layle K. (Kip) Smith, Noranda's President and Chief Executive Officer. "Although our 2012 results were negatively affected by LME prices that, in real terms, reached points that were among historical lows, we experienced throughout the year stable, solid demand in combination with attractive Midwest and fabrication premiums for our key aluminum products. During the second half of 2012, we worked through operational challenges, particularly in our Upstream business that also negatively impacted our results. We are pleased that all Upstream plants are currently producing at expected levels."
"During 2012, we took steps to strengthen our company and our liquidity profile,” added Smith. “We are proud to report a 30% improvement in our safety performance, our first and most important accountability as an employer. We extended our debt maturities through a February 2012 refinancing of our senior secured credit facility and added an asset-based revolver. We also paid down a modest amount of our floating rate notes. We believe these actions complement our operating strategy by providing the financial capacity to grow and to enable investment and CORE programs that improve our bottom line. When combined with more reliable operations, the continuing stable demand that we see, and the prospects of further modest improvements in both the US economy and LME price levels, we are encouraged by our opportunities for 2013 and our capability to pursue them."
Noranda reported fourth quarter 2012 net income of $4.2 million ($0.06 per diluted share), compared to third quarter 2012 net income of $3.8 million ($0.05 per diluted share) and fourth quarter 2011 net income of $24.4 million ($0.36 per diluted share). Excluding special items, Noranda reported fourth quarter 2012 net loss of $7.8 million ($0.12 loss per diluted share), compared to net loss of $10.8 million ($0.16 per diluted share) in third quarter 2012 and fourth quarter 2011 net income of $0.6 million ($0.01 per diluted share).
Noranda reported full-year 2012 net income of $49.5 million ($0.72 per diluted share), compared to net income of $140.9 million ($2.06 per diluted share) in 2011. Excluding special items, Noranda reported full-year 2012 net income of $1.6 million ($0.02 per diluted share), compared to $72.0 million ($1.05 per diluted share) in 2011.
Fourth Quarter 2012 Results
Sales for fourth quarter 2012 were $332.9 million, compared to $336.8 million in third quarter 2012 and $338.5 million in fourth quarter 2011.

•
Comparing fourth quarter 2012 to third quarter 2012, sales decreased $3.9 million, as the effects of improved LME-linked prices only partially offset the impact of seasonally lower Flat-Rolled volumes.

•
Comparing fourth quarter 2012 to fourth quarter 2011, sales decreased $5.6 million. Lower LME-linked prices in all businesses and lower third-party volumes in Bauxite, Alumina and Primary Aluminum more than offset the favorable impact from higher Flat-Rolled volumes.

Total fourth quarter 2012 segment profit was $30.9 million, compared to $10.1 million in third quarter 2012 and $31.1 million in fourth quarter 2011.

•
Fourth quarter 2012 segment profit increased $20.8 million compared to third quarter 2012. Approximately $8.4 million of this increase was due to the effects of improved LME aluminum price, and $13.8 million was due to relief from summer seasonal peak power costs at the Company's aluminum smelter. These improvements were partially offset by increased operating costs in the Bauxite segment and lower revenues.

•	Fourth quarter 2012 segment profit decreased by $0.2 million compared to fourth quarter 2011, as lower natural gas prices partially offset the negative impact of lower LME aluminum prices.
Excluding special items, the Company reported a fourth quarter 2012 net loss of $7.8 million, compared to a net loss of $10.8 million in third quarter 2012 and fourth quarter 2011 net income of $0.6 million.

•
Relative to third quarter 2012, the improvement in fourth quarter 2012 results was due to the effect of the $20.8 million increase in segment profit, largely offset by the effect of a $14.6 million unfavorable change in LIFO-basis inventory adjustments for fourth quarter 2012 compared to third quarter 2012.

•
Relative to fourth quarter 2011, fourth quarter 2012 results primarily reflect the effects of a $3.8 million increase in interest expense following the Company's February 2012 refinancing, and the effects of a $9.3 million unfavorable change in LIFO-basis inventory adjustments for fourth quarter 2012 compared to fourth quarter 2011.

Full-Year 2012 Results
Sales for 2012 were $1.4 billion, compared to $1.6 billion in 2011. Lower realized prices across all businesses had a $160.7 million negative impact on revenue, as the LME aluminum price averaged $0.92 per pound in 2012, compared to $1.09 per pound in 2011. Lower shipment volumes decreased revenue $4.2 million in 2012 compared to 2011.
Total segment profit was $134.7 million in 2012 and $261.9 million in 2011. This decrease is attributable primarily to the effects of lower average LME aluminum prices during 2012, which had a combined negative $119.8 million segment profit impact across all segments.
Segment Information

	Three months ended
	December 31, 2012	September 30, 2012	December 31, 2011

Key Primary Aluminum segment metrics:
Average realized Midwest transaction price (per pound)	$1.01	$0.96	$1.04
Net Cash Cost (per pound shipped)	$0.82	$0.92	$0.83
Total primary aluminum shipments (pounds, in millions)	145.1	138.8	145.8
Segment profit (loss) (in millions):
Bauxite	$(4.1)	$0.3	$(0.7)
Alumina	5.8	1.8	4.5
Primary Aluminum	24.8	3.1	22.7
Eliminations	1.3	0.2	4.2
Total integrated upstream business segment profit	27.8	5.4	30.7
Flat-Rolled Products	10.3	12.0	6.5
Corporate	(7.2)	(7.3)	(6.1)
Total segment profit	$30.9	$10.1	$31.1
Bauxite. The Bauxite segment reported a $4.1 million segment loss in fourth quarter 2012, compared to a $0.3 million profit in third quarter 2012 and a $0.7 million loss in fourth quarter 2011. The Bauxite segment reported a $4.1 million loss in the fourth quarter 2012 due primarily to increased operating costs, reduced shipping volumes and the impact of an unseasonably long rainy period which made operating conditions more difficult than usual.
Alumina. The Alumina segment reported a $5.8 million segment profit in fourth quarter 2012, compared to $1.8 million in third quarter 2012 and $4.5 million in fourth quarter 2011.

•
Compared to third quarter 2012, fourth quarter 2012 Alumina results reflect the favorable impact of higher LME-indexed internal and external selling prices, as well as the benefit from lower prices on bauxite purchases, combined with a smaller impact from production variability during the recovery from the effects of Hurricane Isaac.

•
Compared to fourth quarter 2011, fourth quarter 2012 reflects a $7.1 million benefit from lower natural gas prices, largely offset by the $6.0 million negative impact from lower LME-indexed selling prices.

Primary Aluminum. Segment profit in fourth quarter 2012 was $24.8 million, compared to $3.1 million in third quarter 2012 and $22.7 million in fourth quarter 2011.

•
Compared to third quarter 2012, fourth quarter 2012 Primary Aluminum segment profit increased by $21.7 million, reflecting a $7.4 million benefit from improved LME aluminum prices, as well as a $13.8 million favorable impact of relief from seasonal peak power rates.

•
Primary Aluminum segment profit in fourth quarter 2012 was relatively stable compared with fourth quarter 2011, as the benefit from lower alumina costs and carbon-based product costs was offset by lower LME aluminum prices.

Flat-Rolled Products. Segment profit in fourth quarter 2012 was $10.3 million, compared to $12.0 million in the third quarter 2012 and $6.5 million in fourth quarter 2011. Compared to third quarter 2012, fourth quarter 2012 Flat-Rolled Products segment profit decreased due primarily to seasonal fourth quarter declines. That seasonal effect was not as severe in 2012 as it was in 2011, which led to higher year-over-year fourth quarter volumes in 2012 and to an increase in Flat-Rolled fourth quarter 2012 segment profit compared to fourth quarter 2011.
Liquidity and Capital Resources
At December 31, 2012, the Company had $36.1 million of cash and cash equivalents. Available borrowing capacity under the Company's asset-based revolving credit facility was $118.6 million, calculated as of December 31, 2012.
Operating activities provided $33.3 million of cash in fourth quarter 2012, compared to $4.5 million of cash provided in third quarter 2012 and $30.3 million provided in fourth quarter 2011. The table below summarizes the driving factors in the variability of the Company's operating cash flow:

	Three months ended
(in millions)	December 31, 2012	September 30, 2012	December 31, 2011
Segment profit	$30.9	$10.1	$31.1
Gas hedges	(8.1)	(9.6)	(7.5)
Pension and other	(2.8)	(8.4)	(10.6)
Interest	(11.7)	(5.1)	(8.5)
Taxes paid	0.1	(7.3)	(19.0)
Operating working capital	24.9	24.8	44.8
Cash provided by operating activities	$33.3	$4.5	$30.3
The Company has no debt maturities until 2015 aside from the modest 1% per annum amortization of the Term B Loan. The Company continues to actively evaluate its capital structure and debt maturities.
In July 2012, the Company announced an $11 million project to expand harbor capacity at Port Rhodes in Discovery Bay, Jamaica. The project scope consisted principally of harbor dredging. On February 20, 2013, the Company announced plans to extend that project from $11 million to up to $20 million, and to expand the scope to include improvements in railing infrastructure used in its bauxite mining operation. The Company expects to substantially complete the project by the end of 2013.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	$	$	$	$
Statements of operations data:
Sales	332.9	338.5	1,394.9	1,559.8
Operating costs and expenses:
Cost of sales	318.3	312.7	1,277.7	1,344.5
Selling, general and administrative expenses	17.8	21.6	82.6	93.9
Total operating costs and expenses	336.1	334.3	1,360.3	1,438.4
Operating income (loss)	(3.2)	4.2	34.6	121.4
Other expenses (income):
Interest expense, net	8.9	5.1	33.1	21.5
Gain on hedging activities, net	(18.7)	(20.8)	(81.2)	(86.4)
Debt refinancing expense	—	—	8.1	—
Total other income, net	(9.8)	(15.7)	(40.0)	(64.9)
Income before income taxes	6.6	19.9	74.6	186.3
Income tax expense (benefit)	2.4	(4.5)	25.1	45.4
Net income	4.2	24.4	49.5	140.9
Net income per common share:
Basic	0.06	0.36	0.73	2.10
Diluted	0.06	0.36	0.72	2.06
Weighted-average common shares outstanding:
Basic	67.73	67.25	67.55	67.06
Diluted	69.17	68.44	69.12	68.35
Cash dividends declared per common share	0.04	1.03	1.41	1.03
External sales by segment:
Bauxite	13.6	16.0	50.9	68.0
Alumina	45.9	52.7	208.0	234.9
Primary Aluminum	142.0	146.9	555.1	645.7
Flat-Rolled Products	131.4	122.9	580.9	611.2
Total	332.9	338.5	1,394.9	1,559.8
Segment profit (loss):
Bauxite	(4.1)	(0.7)	(0.2)	18.5
Alumina	5.8	4.5	35.0	78.4
Primary Aluminum	24.8	22.7	76.7	140.3
Flat-Rolled Products	10.3	6.5	51.4	48.3
Corporate	(7.2)	(6.1)	(29.5)	(27.9)
Eliminations	1.3	4.2	1.3	4.3
Total	30.9	31.1	134.7	261.9
Financial and other data:
Average realized Midwest transaction price (per pound)	1.01	1.04	1.01	1.17
Net Cash Cost (per pound shipped)	0.82	0.83	0.81	0.75
Shipments:
Third party shipments:
Bauxite (kMts)	629.1	646.0	2,306.0	2,499.9
Alumina (kMts)	138.0	152.9	617.0	635.1
Primary Aluminum (pounds, in millions)	127.6	130.0	496.7	513.0
Flat-Rolled Products (pounds, in millions)	86.6	76.3	379.4	362.6
Intersegment shipments:
Bauxite (kMts)	556.4	625.3	2,454.0	2,643.6
Alumina (kMts)	124.0	106.6	493.0	487.5
Primary Aluminum (pounds, in millions)	17.5	15.8	75.6	68.4

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	December 31,
	2012	2011
	$	$
ASSETS
Current assets:
Cash and cash equivalents	36.1	42.7
Accounts receivable, net	106.6	107.6
Inventories, net	195.8	186.5
Taxes receivable	2.0	—
Prepaid expenses	8.9	13.3
Other current assets	18.9	41.3
Total current assets	368.3	391.4
Property, plant and equipment, net	694.5	699.8
Goodwill	137.6	137.6
Other intangible assets, net	61.2	67.1
Other assets	96.1	81.6
Total assets	1,357.7	1,377.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	107.2	95.9
Accrued liabilities	58.8	87.3
Taxes payable	—	2.6
Derivative liabilities, net	1.8	40.9
Deferred tax liabilities	16.8	35.9
Current portion of long-term debt	3.3	2.4
Total current liabilities	187.9	265.0
Long-term debt, net	592.4	426.1
Long-term derivative liabilities, net	0.1	0.1
Pension and other post-retirement benefit ("OPEB") liabilities	187.2	175.7
Other long-term liabilities	52.3	46.2
Long-term deferred tax liabilities	183.5	202.8
Common stock subject to redemption (0.2 shares at December 31, 2012 and 2011)	2.0	2.0
Shareholders’ equity:
Preferred stock (25.0 shares authorized, $0.01 par value; no shares issued and outstanding at December 31, 2012 and 2011)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 67.7 shares issued and outstanding at December 31, 2012; 67.3 shares issued and outstanding at December 31, 2011, including 0.2 shares subject to redemption at December 31, 2012 and 2011)	0.7	0.7
Capital in excess of par value	233.4	231.9
Retained earnings	17.9	63.4
Accumulated other comprehensive loss, net of tax	(105.7)	(42.4)
Total shareholders’ equity	146.3	253.6
Non-controlling interest	6.0	6.0
Total equity	152.3	259.6
Total liabilities and equity	1,357.7	1,377.5

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	$	$	$	$
OPERATING ACTIVITIES
Net income	4.2	24.4	49.5	140.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28.3	24.6	98.5	97.7
Non-cash interest expense	0.7	0.7	2.8	11.7
Last in, first out and lower of cost or market inventory adjustments	4.6	(4.7)	(9.7)	12.6
(Gain) loss on disposal of assets	(3.6)	1.5	(5.0)	3.3
Gain on hedging activities, excluding cash settlements	(27.9)	(32.5)	(127.5)	(115.6)
Debt refinancing expense	—	—	8.1	—
Deferred income taxes	(4.4)	(22.1)	(2.3)	(24.4)
Share-based compensation expense	0.9	0.9	4.8	5.3
Excess tax benefit related to share-based payment arrangements	(0.1)	—	(0.1)	(0.7)
Changes in other assets	(3.7)	(1.0)	(10.3)	(6.7)
Changes in pension, other post-retirement and other long-term liabilities	6.0	(0.4)	4.7	(14.3)
Changes in current operating assets and liabilities:
Accounts receivable, net	16.2	32.4	1.0	24.0
Inventories, net	2.8	22.2	(0.7)	—
Taxes receivable and taxes payable	6.3	(0.1)	(4.8)	(1.9)
Other current assets	(2.2)	2.1	22.4	(17.9)
Accounts payable	5.9	(9.8)	16.2	7.2
Accrued liabilities	(0.7)	(7.9)	(28.7)	19.4
Cash provided by operating activities	33.3	30.3	18.9	140.6
INVESTING ACTIVITIES
Capital expenditures	(28.1)	(20.5)	(87.9)	(64.6)
Proceeds from sale of property, plant and equipment	0.5	—	5.3	2.6
Cash used in investing activities	(27.6)	(20.5)	(82.6)	(62.0)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, share-based payment arrangements, net of shares tendered for taxes	0.1	0.1	0.2	0.7
Dividends paid to shareholders	(2.9)	(69.3)	(95.1)	(69.3)
Distributions paid to share-based award holders	—	(1.8)	(3.1)	(1.8)
Repayments of long-term debt	(0.8)	—	(155.0)	—
Borrowings on long-term debt, net	—	—	322.6	—
Payments of financing costs	—	—	(12.6)	—
Excess tax benefit related to share-based payment arrangements	0.1	—	0.1	0.7
Cash (used in) provided by financing activities	(3.5)	(71.0)	57.1	(69.7)
Change in cash and cash equivalents	2.2	(61.2)	(6.6)	8.9
Cash and cash equivalents, beginning of period	33.9	103.9	42.7	33.8
Cash and cash equivalents, end of period	36.1	42.7	36.1	42.7

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended December 31, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	13.6	45.9	142.0	131.4	—	—	332.9
Intersegment	17.5	34.9	17.3	—	—	(69.7)	—
Total sales	31.1	80.8	159.3	131.4	—	(69.7)	332.9

Capital expenditures	1.1	6.9	15.3	3.9	0.9	—	28.1
Reconciliation of segment profit (loss) to operating (loss) income:
Segment profit (loss)	(4.1)	5.8	24.8	10.3	(7.2)	1.3	30.9
Depreciation and amortization, net(1)	(2.4)	(5.3)	(15.4)	(4.9)	(0.3)	—	(28.3)
Last in, first out and lower of cost or market inventory adjustments	—	—	(1.8)	(3.1)	—	0.3	(4.6)
Gain on disposal of assets, net(1)	0.1	0.1	3.1	0.3	—	—	3.6
Non-cash pension, accretion and stock compensation	0.1	(0.2)	(1.8)	(1.2)	(1.3)	—	(4.4)
Relocation and severance	—	(0.1)	(0.1)	(0.1)	(0.1)	—	(0.4)
Cash settlements on hedging transactions	—	—	0.2	0.5	—	—	0.7
Other, net	(0.2)	(0.1)	(0.6)	(0.5)	1.1	(0.4)	(0.7)
Operating (loss) income	(6.5)	0.2	8.4	1.3	(7.8)	1.2	(3.2)
Interest expense, net							8.9
Gain on hedging activities, net							(18.7)
Total other income							(9.8)
Income before income taxes							6.6

(1)
During fourth quarter 2012, the Company recorded a reclassification adjustment related to previous 2012 quarters that increased fourth quarter depreciation expense by $3.3 million and increased gain on disposal of assets by the same amount.

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended December 31, 2011
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	16.0	52.7	146.9	122.9	—	—	338.5
Intersegment	19.6	33.2	16.1	—	—	(68.9)	—
Total sales	35.6	85.9	163.0	122.9	—	(68.9)	338.5

Capital expenditures	1.5	4.6	11.6	2.7	0.1	—	20.5
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	(0.7)	4.5	22.7	6.5	(6.1)	4.2	31.1
Depreciation and amortization	(3.2)	(5.3)	(11.2)	(4.5)	(0.4)	—	(24.6)
Last in, first out and lower of cost or market inventory adjustments	—	—	4.9	(1.1)	—	0.9	4.7
Loss on disposal of assets	—	—	(1.2)	(0.3)	—	—	(1.5)
Non-cash pension, accretion and stock compensation	—	(0.2)	(0.7)	(0.7)	(1.2)	—	(2.8)
Relocation and severance	—	—	(0.4)	(0.7)	—	—	(1.1)
Consulting and sponsor fees	—	—	—	(0.1)	(0.4)	—	(0.5)
Cash settlements on hedging transactions	—	—	0.4	2.0	—	—	2.4
Other, net	(0.1)	(0.4)	0.1	—	0.3	(3.4)	(3.5)
Operating income (loss)	(4.0)	(1.4)	14.6	1.1	(7.8)	1.7	4.2
Interest expense, net							5.1
Gain on hedging activities, net							(20.8)
Total other income							(15.7)
Income before income taxes							19.9

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Year ended December 31, 2012
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	50.9	208.0	555.1	580.9	—	—	1,394.9
Intersegment	79.3	141.1	75.5	—	—	(295.9)	—
Total sales	130.2	349.1	630.6	580.9	—	(295.9)	1,394.9

Capital expenditures	7.7	19.7	43.1	14.3	3.1	—	87.9
Reconciliation of segment profit (loss) to operating (loss) income:
Segment profit (loss)	(0.2)	35.0	76.7	51.4	(29.5)	1.3	134.7
Depreciation and amortization, net	(8.7)	(21.6)	(48.3)	(18.6)	(1.3)	—	(98.5)
Last in, first out and lower of cost or market inventory adjustments	—	—	5.6	4.1	—	—	9.7
Gain on disposal of assets, net	0.3	0.1	0.1	4.5	—	—	5.0
Non-cash pension, accretion and stock compensation	—	(0.8)	(5.9)	(4.9)	(5.9)	—	(17.5)
Relocation and severance	—	(0.1)	(0.2)	(0.3)	(0.3)	—	(0.9)
Consulting and sponsor fees	—	—	—	—	(0.7)	—	(0.7)
Cash settlements on hedging transactions	—	—	0.9	6.8	—	—	7.7
Other, net	(0.2)	(0.5)	(4.1)	(0.5)	0.9	(0.5)	(4.9)
Operating (loss) income	(8.8)	12.1	24.8	42.5	(36.8)	0.8	34.6
Interest expense, net							33.1
Gain on hedging activities, net							(81.2)
Debt refinancing expense							8.1
Total other income							(40.0)
Income before income taxes							74.6

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Year ended December 31, 2011
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	68.0	234.9	645.7	611.2	—	—	1,559.8
Intersegment	83.0	168.2	78.4	—	—	(329.6)	—
Total sales	151.0	403.1	724.1	611.2	—	(329.6)	1,559.8

Capital expenditures	8.2	14.0	30.3	11.1	1.0	—	64.6
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	18.5	78.4	140.3	48.3	(27.9)	4.3	261.9
Depreciation and amortization	(10.8)	(21.0)	(46.0)	(18.6)	(1.3)	—	(97.7)
Last in, first out and lower of cost or market inventory adjustments	—	—	(5.5)	(8.7)	—	1.6	(12.6)
Gain (loss) on disposal of assets	0.7	—	(2.8)	(1.2)	—	—	(3.3)
Non-cash pension, accretion and stock compensation	(0.4)	(0.6)	(2.9)	(2.5)	(6.0)	—	(12.4)
Relocation and severance	—	(0.2)	(1.2)	(0.9)	(0.6)	—	(2.9)
Consulting and sponsor fees	—	—	—	(0.1)	(2.2)	—	(2.3)
Cash settlements on hedging transactions	—	—	0.3	(0.4)	—	—	(0.1)
Other, net	—	(0.7)	—	—	(3.4)	(5.1)	(9.2)
Operating income (loss)	8.0	55.9	82.2	15.9	(41.4)	0.8	121.4
Interest expense, net							21.5
Gain on hedging activities, net							(86.4)
Total other income							(64.9)
Income before income taxes							186.3

ADJUSTED EBITDA
(in millions)
(unaudited)
Management uses "Adjusted EBITDA" as a liquidity measure in respect of the ratios disclosed below, as defined in the Company’s debt agreements. As used herein, Adjusted EBITDA means net income before income taxes, net interest expense, depreciation and amortization, adjusted to eliminate certain non-cash expenses and other specified items of income or expense as outlined below (in millions):

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	$	$	$	$
Adjusted EBITDA	22.8	23.6	96.9	235.8
Last in, first out and lower of cost or market inventory adjustments (a)	(4.6)	4.7	9.7	(12.6)
Gain (loss) on disposal of assets	3.6	(1.5)	5.0	(3.3)
Non-cash pension, accretion and stock compensation	(4.4)	(2.8)	(17.5)	(12.4)
Relocation and severance	(0.4)	(1.1)	(0.9)	(2.9)
Consulting and sponsor fees	—	(0.5)	(0.7)	(2.3)
Interest rate swaps	—	(2.3)	—	(4.6)
Debt refinancing expense	—	—	(8.1)	—
Non-cash derivative gains (b)	27.6	33.1	126.7	117.0
Other	(0.8)	(3.6)	(4.9)	(9.2)
Depreciation and amortization	(28.3)	(24.6)	(98.5)	(97.7)
Interest expense, net	(8.9)	(5.1)	(33.1)	(21.5)
Income tax expense	(2.4)	4.5	(25.1)	(45.4)
Net income	4.2	24.4	49.5	140.9

(a)
The Company’s New Madrid smelter and the Company's rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventories held at the New Madrid smelter and the rolling mills. Product inventories at Gramercy and St. Ann and supplies inventories at New Madrid are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. The Company also reduces inventories to the lower of cost (adjusted for purchase accounting) or market value.

(b)
The Company uses derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in the Company’s industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider the Company’s Adjusted EBITDA as an alternative to operating income or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of the Company’s cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	$	$	$	$
Adjusted EBITDA	22.8	23.6	96.9	235.8
Stock compensation expense	0.9	0.9	4.8	5.3
Changes in other assets	(3.7)	(1.0)	(10.3)	(6.7)
Changes in pension, other post-retirement liabilities and other long-term liabilities	6.0	(0.4)	4.7	(14.3)
Changes in current operating asset and liabilities	28.3	38.9	5.4	30.8
Changes in current income taxes	(6.9)	(17.6)	(27.5)	(70.5)
Changes in accrued interest	(8.2)	(4.4)	(30.3)	(9.8)
Non-cash pension, accretion and stock compensation	(4.4)	(2.8)	(17.5)	(12.4)
Relocation and severance	(0.4)	(1.1)	(0.9)	(2.9)
Consulting and sponsor fees	—	(0.5)	(0.7)	(2.3)
Interest rate swaps	—	(2.3)	—	(4.6)
Other	(1.1)	(3.0)	(5.7)	(7.8)
Cash flow from operating activities	33.3	30.3	18.9	140.6
Covenant Compliance and Financial Ratios
The Company's debt agreements do not require it to achieve any financial performance metric or ratio in order to avoid a default (subject, in the case of our senior secured revolving credit facility, to our maintaining minimum availability thereunder). However, certain covenants contained in the Company's debt agreements governing the senior secured credit facilities and the indentures governing the Company's Notes restrict its ability to take certain actions if it is unable to meet certain ratios including, among others:(i) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis, to fixed charges (the "Fixed-Charge Coverage Ratio") or (ii) the ratio of Adjusted EBITDA, calculated on a trailing four-quarter basis and subtracting certain cash payments, including certain taxes, capital expenditures and dividends, to fixed charges (the "Revolver Fixed-Charge Coverage Ratio") or (iii) the ratio of senior first-lien secured net debt to Adjusted EBITDA, calculated on a trailing four-quarter basis (the "Net Senior Secured Leverage Ratio"). The actions which could be restricted include incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales. Furthermore, the Company's ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to Adjusted EBITDA, or Consolidated Net Income (each as defined in the Company's debt agreements), on a quarterly basis.

Certain of the minimum or maximum ratio levels set forth in the Company's covenants as conditions to its undertaking certain actions and its actual performance are summarized below:

		Requirements	Actual as of
			December 31, 2012	December 31, 2011
AcquisitionCo Notes (1)	Fixed-Charge Coverage Ratio	Minimum 2.0 to 1.0	2.8 to 1.0	8.9 to 1.0
2012 Revolver (2)	Revolver Fixed-Charge Coverage Ratio	Minimum 1.0 to 1.0	--	3.6 to 1.0
2012 Term B Loan and 2012 Revolver (3)	Total Net Senior First Lien Secured Leverage Ratio	Maximum 2.25 to 1.0	2.9 to 1.0	0.9 to 1.0

(1)
For Noranda Aluminum Acquisition Corp, fixed charges on a pro forma basis (giving effect to debt repayments) for the year ended December 31, 2012 and the year ended December 31, 2011 were $35.2 million and $26.5 million, respectively.

(2)
As defined in the credit agreement governing 2012 Revolver, fixed charges for the year ended December 31, 2012 and the year ended December 31, 2011 were $33.6 million and $34.7 million, respectively. For the year ended December 31, 2012, the Revolver Fixed-Charge Coverage Ratio was less than 1.0 to 1.0.

(3)
As used in calculating this ratio, "senior first-lien secured net debt" means the amount outstanding under the 2012 Term B Loan and 2012 Revolver immediately following the 2012 Refinancing (for the actual ratio as of December 31, 2011) or outstanding as of December 31, 2012 (for the actual ratio as of December 31, 2012) and any debt secured by a first priority lien on assets of Noranda Aluminum Acquisition Corp and/or any of its subsidiaries, less "unrestricted cash" and "permitted investments" (as defined under the Company's 2012 Senior Secured Credit Facilities) up to a cap of $100.0 million. The ratios presented are assuming the 2012 Refinancing had been in place at December 31, 2011. Under this assumption, at December 31, 2012 and December 31, 2011, senior first lien secured debt was $322.6 million and $325.0 million, respectively, and unrestricted cash and permitted investments were $35.8 million and $100.0 million (including the approximate $73.0 million increase in cash immediately following the 2012 Refinancing and 2012 Tender Offer), respectively, resulting in senior first lien secured net debt of $286.8 million and $225.0 million, respectively.

Because the Revolver Fixed-Charge Coverage Ratio (as defined above) was less than 1.00 to 1.00 as of December 31, 2012, the Company must maintain at least $20.0 million of available borrowing capacity under its 2012 Revolver. Net of the impact of reducing availability by $20.0 million, the Company's available borrowing capacity under the 2012 Revolver was $118.6 million, calculated as of December 31, 2012. The Company's debt agreements do not otherwise require it to maintain any financial performance metric or ratio in order to avoid a default.

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)
Net cash cost of primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added premiums on primary aluminum sales. The Company has provided net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Net cash cost per pound is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Net cash cost per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. The following table shows the calculation of net cash cost of primary aluminum:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Total primary aluminum cash cost (in millions)(a)	$119.1	$121.3	$465.2	$436.0
Total shipments (pounds in millions)	145.1	145.8	572.3	581.4
Net Cash Cost (per pound shipped)	$0.82	$0.83	$0.81	$0.75

(a) Total primary aluminum cash cost is calculated below (in millions):
Total primary aluminum revenue	$159.3	$163.0	$630.6	$724.1
Less fabrication premiums and other revenue	(12.4)	(11.0)	(52.6)	(46.6)
Realized Midwest transaction price revenue	146.9	152.0	578.0	677.5

Primary Aluminum segment profit	24.8	22.7	76.7	140.3
Alumina segment profit	5.8	4.5	35.0	78.4
Bauxite segment profit	(4.1)	(0.7)	(0.2)	18.5
Profit Eliminations	1.3	4.2	1.3	4.3
Total	27.8	30.7	112.8	241.5
Total primary aluminum cash cost (in millions)	$119.1	$121.3	$465.2	$436.0

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED EARNINGS (LOSS) PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)
"Net income (loss), excluding special items" means net income (loss) adjusted to eliminate the impact of certain transactions and events referred to as "special items," as listed herein. "Diluted earnings (loss) per share, excluding special items" refers to net income (loss) excluding special items, divided by the number of diluted weighted-average common shares outstanding. Management has provided net income (loss), excluding special items and diluted earnings (loss) per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income (loss) from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.
Net income (loss), excluding special items may not be comparable to similarly titled measures used by other companies. Net income (loss), excluding special items should not be considered in isolation from or as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP. Net income (loss), excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.
Special items and diluted earnings (loss) per share, excluding special items are outlined below (in millions):

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	$	$	$	$
	Increase (decrease) to net income		Increase (decrease) to net income
Special items:
Transaction costs (1)	—	—	(8.6)	—
Modification of stock options (2)	0.2	—	(0.8)	—
Release of indemnification receivables related to uncertain tax positions(3)	—	(1.1)	—	(4.5)
Early retirement benefits(4)	—	(0.7)	—	(0.7)
Gain on sale of idle mill equipment	—	—	4.5	—
Gain on hedging activities	18.7	20.8	81.2	86.4
Labor negotiation contingency cost (5)	(0.6)	—	(4.1)	—
Total special items (pre-tax)	18.3	19.0	72.2	81.2

Diluted earnings per share, excluding special items:
Pre-tax income	6.6	19.9	74.6	186.3
Pre-tax impact of special items	(18.3)	(19.0)	(72.2)	(81.2)
Pre-tax income (loss), excluding special items	(11.7)	0.9	2.4	105.1
Income taxes, excluding special items (6)	(3.9)	0.3	0.8	33.1
Net income (loss), excluding special items	(7.8)	0.6	1.6	72.0
Weighted-average common shares outstanding, diluted (shares, in millions) (7)	67.73	68.44	69.12	68.35
Diluted earnings (loss) per share, excluding special items	(0.12)	0.01	0.02	1.05

(1)
Includes $8.1 million of costs related to the 2012 refinancing and the related tender offer, including creditor and third-party fees as well as the write-off of deferred financing fees. This amount also includes $0.5 million of costs related to the public secondary offering of 10 million shares of common stock by Apollo.

(2)
During first quarter 2012, holders of stock options, service-vesting restricted stock and restricted stock units were paid cash for the $1.25 per share supplemental dividend. The Company accelerated $1.2 million of share-based payment compensation expense in connection with this award modification. Share-based payment compensation cost related to the modified awards of $0.4 million would have been recognized ratably throughout second, third and fourth quarter 2012 had the modification not occurred.

(3)
In 2011, the Company expensed an indemnification receivable from Xstrata through selling, general and administrative expenses because statutes to examine certain income tax returns expired. Net income was not impacted by the release of this indemnification receivable as a corresponding tax benefit was recorded.

(4)	Early retirement benefits were paid to terminated employees in fourth quarter 2011.

(5)	In 2012, the Company expensed $4.1 million of contingency costs related to assembling a back-up labor force during the renegotiation of its collective bargaining agreement at its New Madrid smelter.

(6)
In 2011, the income tax impact of special items includes an income tax benefit related to the release of a portion of the company's reserve for uncertain tax positions. Income taxes, excluding special items were calculated using the Company's effective tax rate from continuing operations, which was 33.6% for the three and twelve months ended December 31, 2012 and 31.5% for the three and twelve months ended December 31, 2011.

(7)
Due to the fourth quarter 2012 net loss excluding special items, potential common shares were excluded from the weighted-average common shares outstanding because these potential shares would have been antidilutive.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable U.S. GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
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Contact
Robert Mahoney
Chief Financial Officer
(615) 771-5752
robert.mahoney@noralinc.com